EX 99.1
UCP REPORTS THIRD QUARTER 2014 RESULTS

- Total Revenue Increased 136% to $55.8 Million -
- New Home Orders Improved 132% to 102 -
- Increased Revenue from Land Sales to $20.3 Million-
- Completed Private Offering of $75.0 Million of Senior Notes in October -

San Jose, California, November 10, 2014. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended September 30, 2014.

Third Quarter 2014 Highlights Compared to Third Quarter 2013*

•	Revenue from homebuilding operations increased 64.2% to $35.1 million

•	Revenue from land development increased to $20.3 million from 197 lots, compared to $2.3 million from 30 lots

•	New homes deliveries grew 79.0% to 111 units

•	Net new home orders improved 131.8% to 102 units

•	Unit backlog increased 91.7% to 115 units

•	Selling, general and administrative expense as a percentage of total revenue improved 710 basis points to 18.4%, compared to 25.5%

•	Consolidated gross margin of 17.0%, compared to 23.8%

•	Net loss of $0.7 million, or $0.08 per share

•	Lots owned and controlled increased to 5,964 at quarter end

“During the quarter we continued to grow our homebuilding operations while capitalizing on attractive land development opportunities, despite some softening in the pace of the U.S. housing recovery,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “On our growing base of activity, we further leveraged our G&A platform, which was stable from last quarter and remains well positioned to support continued growth in our business. We entered the fourth quarter with our orders up 132% and backlog units up 92% across our communities in the West coast and Southeast. In October, we further strengthened our capital position with a successful notes offering of $75.0 million to fund our existing growth plans and enhance our flexibility for strategic investments in our business. As we look to 2015 and beyond, we remain committed to improving our growth trajectory and delivering value to our customers while actively managing our costs and continuing to deploy capital in a disciplined manner."

Third Quarter 2014 Operating Results*

Total consolidated revenue including homebuilding, land development and other revenues, for the third quarter 2014 increased 136.0% to $55.8 million, as compared to $23.6 million in the prior year period, largely attributable to a higher number of homes delivered and increased revenue from land development.

Revenue from homebuilding operations in the third quarter 2014 increased 64.2% to $35.1 million, compared to $21.4 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 111 during the third quarter, as compared to 62 homes during the prior year period. The primary driver of growth in deliveries was an increase in the number of average selling communities to 27 in the third quarter, compared to an average of eight selling communities in the prior year period. The average selling price for home sales was approximately $316,000 during the third quarter of 2014, compared to approximately $345,000 during the prior year period. The decrease in average selling price was due to the change in geographic mix of homes delivered including 41 homes delivered in the Southeast with an average selling price of approximately $236,000 during the third quarter of 2014.

Revenue from land development for the third quarter 2014 was $20.3 million, compared to $2.3 million in the prior year period. This increase was primarily the result of 197 lots delivered during the third quarter, compared to 30 lots during the prior year period, and a 37.3% increase in the average selling prices of lots during that same time period.

Consolidated gross margin in the third quarter 2014 was 17.0%, compared to 23.8% in the prior year period. Homebuilding gross margin during the third quarter was 14.9%, compared to 22.5% in the prior year period, due to a shift in product and regional mix. Land development gross margin was 20.7% for the third quarter as compared to 36.3% in the prior year period, due to a difference in regional mix.

Sales and marketing expense for the third quarter 2014 was $3.5 million as compared to $1.5 million in the same prior year period; due to the significant increase in homes delivered and the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expenses improved to 6.3% in the third quarter, as compared to 6.4% in the prior year period, primarily as a result of decrease in average home delivery transaction costs per home.

General and administrative expense for the current quarter was $6.7 million as compared to $4.5 million in prior year period. As a percentage of total revenue, general and administrative expenses improved to 12.1% for the third quarter, compared to 19.1% for the prior year period, as a result of higher total revenue and favorable operating leverage on the Company’s fixed cost base which more than offset increased headcount and personnel costs to support higher sales.

The net loss for the third quarter of 2014 was $0.7 million compared to a net loss of $0.3 million in the prior year period, primarily due to a lower consolidated gross margin.

Net new home orders in the quarter increased 131.8% to 102 from 44 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 115, compared to 60 at the end of prior year period and backlog on a dollar basis increased to $38.9 million, compared to $25.5 million at the end of prior year period.

Total lots owned and controlled increased to 5,964 at September 30, 2014, compared to 5,380 at December 31, 2013. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Subsequent Events
In October 2014, the Company completed a private offering of $75.0 million in aggregate principal amount of 8.5% Senior Notes due 2017. The net proceeds from the offering were approximately $72.5 million, which is available to the Company for the construction of homes, acquisition of entitled land, development of lots and other general corporate purposes.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, November 10, 2014, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Third Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through December 10, 2014, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13593937. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.
Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

* Financial and operating results in the third quarter 2014 include the addition of our Southeast operation through the acquisition of Citizens Homes, Inc. (“Citizens”) in April 2014.

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$30,347	$87,503
Restricted cash	250	—
Real estate inventories	263,437	176,848
Fixed assets, net	1,504	1,028
Intangible assets, net	609	—
Goodwill	4,993	—
Receivables	1,179	785
Other assets	6,226	1,156
Total assets	$308,545	$267,320

Liabilities and equity:
Accounts payable and accrued liabilities	$33,655	$18,654
Debt	59,353	30,950
Total liabilities	93,008	49,604

Commitments and contingencies (Note 10)

Stockholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,922,216 issued and outstanding at September 30, 2014 and 7,750,000 issued and outstanding at December 31, 2013	79	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Additional paid-in capital	93,841	93,117
Accumulated deficit	(4,924)	(1,941)
Total UCP, Inc. stockholders’ equity	88,996	91,254
Noncontrolling interest	126,541	126,462
Total stockholders’ equity	215,537	217,716
Total liabilities and equity	$308,545	$267,320

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
REVENUE:
Homebuilding	$35,086	$21,369	$110,542	$46,609
Land development	20,264	2,250	32,513	16,535
Other revenue	400	—	1,918	—
Total revenue	55,750	23,619	144,973	63,144

COSTS AND EXPENSES:
Cost of sales - homebuilding	29,845	16,558	91,721	36,500
Cost of sales - land development	16,079	1,433	25,466	11,149
Cost of sales - other revenue	352	—	1,681	—
Sales and marketing	3,486	1,516	9,807	4,747
General and administrative	6,737	4,503	19,917	13,310
Total costs and expenses	56,499	24,010	148,592	65,706
Loss from operations	(749)	(391)	(3,619)	(2,562)
Other income, net	17	55	103	318
Net Loss before income taxes	(732)	(336)	(3,516)	(2,244)
Provision for income taxes	—	—	—	—
Net Loss	$(732)	$(336)	$(3,516)	$(2,244)
Net loss attributable to noncontrolling interest	$(66)	$(321)	$(533)	$(2,229)
Net loss attributable to stockholders of UCP, Inc.	(666)	(15)	(2,983)	(15)
Other comprehensive loss, net of tax	—	—	—	—
Comprehensive loss	$(732)	$(336)	$(3,516)	$(2,244)
Comprehensive loss attributable to noncontrolling interest	$(66)	$(321)	$(533)	$(2,229)
Comprehensive loss attributable to stockholders of UCP, Inc.	$(666)	$(15)	$(2,983)	$(15)

Loss per share:
Basic and diluted	$(0.08)	$—	$(0.38)	$—

Number of shares used in per share calculations:
Basic and diluted	7,900,553	7,750,000	7,852,763	7,750,000

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Net loss	$(3,516)	$(2,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,956	935
Abandonment of real estate inventories	173	12
Depreciation and amortization	498	189
Changes in operating assets and liabilities:
Real estate inventories	(72,789)	(32,113)
Receivables	(332)	(126)
Other assets	(4,435)	(676)
Accounts payable and accrued liabilities	8,749	7,022
Net cash used in operating activities	(68,696)	(27,001)
Investing activities:
Purchases of fixed assets	(788)	(525)
Citizens acquisition	(14,006)	—
Restricted cash	(250)	—
Net cash used in investing activities	(15,044)	(525)
Financing activities:
Cash contributions from member	—	37,512
Repayments of member contributions	—	(25,443)
Proceeds from debt	62,106	21,394
Repayment of debt	(33,703)	(18,713)
Proceeds from IPO (net of offering costs)	—	105,454
Debt issuance cost	(200)	—
Repurchase of Class A common stock for settlement of employee withholding taxes	(1,619)	—
Net cash provided by financing activities	26,584	120,204
Net increase (decrease) in cash and cash equivalents	(57,156)	92,678
Cash and cash equivalents – beginning of period	87,503	10,324
Cash and cash equivalents – end of period	$30,347	$103,002

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$—	$13,153
Accrued offering and debt issuance costs	$450	$—
Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$141	$—
Fair value of assets acquired from the acquisition of business	$20,258	$—
Cash paid for the acquisition of business	$(14,006)	$—
Contingent consideration and liabilities assumed from the acquisition of business	$6,252	$—
Issuance of Class A common stock for vested restricted stock units	$3,999	$—

Appendix A
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three months ended September 30,
	2014	%	2013	%
	(In thousands)
Consolidated Adjusted Gross Margin
Revenue	$55,750	100.0%	$23,619	100.0%
Cost of sales	46,276	83.0%	17,991	76.2%
Gross margin	9,474	17.0%	5,628	23.8%
Add: interest in cost of sales	550	1.0%	394	1.7%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted gross margin(1)	$10,024	18.0%	$6,022	25.5%
Consolidated gross margin percentage	17.0%		23.8%
Consolidated adjusted gross margin percentage(1)	18.0%		25.5%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$35,086	100.0%	$21,369	100.0%
Cost of home sales	29,845	85.1%	16,558	77.5%
Homebuilding gross margin	5,241	14.9%	4,811	22.5%
Add: interest in cost of home sales	550	1.5%	392	1.8%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$5,791	16.5%	$5,203	24.3%
Homebuilding gross margin percentage	14.9%		22.5%
Adjusted homebuilding gross margin percentage(1)	16.5%		24.3%

Land Development Adjusted Gross Margin
Land development revenue	$20,264	100.0%	$2,250	100.0%
Cost of land development	16,079	79.3%	1,433	63.7%
Land development gross margin	4,185	20.7%	817	36.3%
Add: interest in cost of land development	—	—%	2	0.1%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted land development gross margin(1)	$4,185	20.7%	$819	36.4%
Land development gross margin percentage	20.7%		36.3%
Adjusted land development gross margin percentage(1)	20.7%		36.4%

Other Revenue Gross and Adjusted Margin
Revenue	$400	100.0%	$—	—%
Cost of revenue	352	88.0%	—	—%
Other revenue gross and adjusted margin	$48	12.0%	$—	—%
Other revenue gross and adjusted margin percentage	12.0%		—%
* Percentages may not add due to rounding.

	Nine Months Ended September 30,
	2014	%	2013	%
	(In thousands)
Consolidated Adjusted Gross Margin
Revenue	$144,973	100.0%	$63,144	100.0%
Cost of sales	118,868	82.0%	47,649	75.5%
Gross margin	26,105	18.0%	15,495	24.5%
Add: interest in cost of sales	2,026	1.5%	759	1.2%
Add: impairment and abandonment charges	173	0.1%	12	—%
Adjusted gross margin(1)	$28,304	19.5%	$16,266	25.8%
Consolidated gross margin percentage	18.0%		24.5%
Consolidated adjusted gross margin percentage(1)	19.5%		25.8%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$110,542	100.0%	$46,609	100.0%
Cost of home sales	91,721	83.0%	36,500	78.3%
Homebuilding gross margin	18,821	17.0%	10,109	21.7%
Add: interest in cost of home sales	2,023	1.8%	750	1.6%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$20,844	18.9%	$10,859	23.3%
Homebuilding gross margin percentage	17.0%		21.7%
Adjusted homebuilding gross margin percentage(1)	18.9%		23.3%

Land Development Adjusted Gross Margin
Land development revenue	$32,513	100.0%	$16,535	100%
Cost of land development	25,466	78.3%	11,149	67.4%
Land development gross margin	7,047	21.7%	5,386	32.6%
Add: interest in cost of land development	3	(0.1)%	9	0.1%
Add: impairment and abandonment charges	173	0.5%	12	0.1%
Adjusted land development gross margin(1)	$7,223	22.2%	$5,407	32.7%
Land development gross margin percentage	21.7%		32.6%
Adjusted land development gross margin percentage(1)	22.2%		32.7%

Other Revenue Gross and Adjusted Margin
Revenue	$1,918	100.0%	$—	—%
Cost of revenue	1,681	87.6%	—	—%
Other revenue gross and adjusted margin	$237	12.4%	$—	—%
Other revenue gross and adjusted margin percentage	12.4%		—%
* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At September 30, 2014	At December 31, 2013
Debt	$59,353	$30,950
Stockholders’ equity	215,537	217,716
Total capital	$274,890	$248,666
Ratio of debt-to-capital	21.6%	12.4%
Debt	$59,353	$30,950
Less: cash and cash equivalents	30,347	87,503
Debt net cash	29,006	—
Stockholders’ equity	215,537	217,716
Total capital	$244,543	$217,716
Ratio of net debt-to-capital(1)	11.9%	—%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.